EXHIBIT 27(d)(10)(b)

                                  AGE 100+RIDER





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                                  AGE 100+RIDER

                                  This rider is part of the policy to which it is attached. Except as stated in this rider, it is subject to all of the provisions contained in the policy.

                                  GENERAL

RIDER DATE OF ISSUE               The date of this rider is shown on the
                                  policy's Schedule Pages.

DEFINITIONS                       LATEST AGE 100 ANNIVERSARY. The Policy
                                  Anniversary nearest the Younger Insured's
                                  100th birthday, determined without regard to whether or not such Insured is then alive.

MONTHLY RIDER CHARGE              While this rider is in effect, a monthly rider
                                  charge will be included as part of the
                                  policy's monthly deduction. The monthly charge is listed on the policy's Schedule Pages. The monthly charge, after the Latest Age 100
                                  Anniversary, will be zero.

DEATH BENEFIT AFTER LATEST        While this rider is in effect, the provision
AGE 100 ANNIVERSARY               entitled "Death Benefit Following Younger
                                  Insured's Age 100" of the policy is replaced by the following:

                                  After the Latest Age 100 Anniversary, the death benefit will equal either (a) or (b), whichever is greater. (a) and (b) are defined below as follows:

                                  (a)   the policy's Face Amount at the Latest
                                        Age 100 Anniversary, plus the Total
                                        Rider Insurance Amount of the Estate
                                        Term Rider, provided the Estate Term
                                        Rider is part of the policy and has not
                                        terminated prior to Latest Age 100
                                        Anniversary.

                                  (b)   the policy value.

                                  The monthly deduction, as described in the Monthly Deduction provision of the policy, will be zero after the Latest Age 100 Anniversary so long as this rider remains in effect.

TERMINATION                       This rider will terminate upon:

                                  1.    Our receipt of Your Written Request to
                                        cancel this rider, which shall be
                                        effective as of the next Monthly
                                        Calculation Day; or

                                  2.    Termination of the policy due to a
                                        surrender of the policy for its full
                                        Cash Surrender Value, lapse of the
                                        policy or payment of death proceeds of
                                        the policy.

                                      Phoenix Home Life Mutual Insurance Company

                                                  /s/ John H. Beers
                                                      Secretary



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